Exhibit 10.35



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                                     AMENDED AND RESTATED


                                   ASSET PURCHASE AGREEMENT


                                         BY AND AMONG


                                   SONIC AUTOMOTIVE, INC.,


                                  TOM WILLIAMS BUICK, INC.,


                                   WILLIAMS CADILLAC, INC.,


                                  TOM WILLIAMS MOTORS, INC.,


                                   TOM WILLIAMS AUTO, INC.,


                                   THOMAS P. WILLIAMS, SR.,


                     CHARLES CLARK WILLIAMS, AND THOMAS P. WILLIAMS, JR.


                                  Dated as of March 16, 1999



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                                      TABLE OF CONTENTS

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ARTICLE I

        CERTAIN DEFINITIONS..................................................................2

ARTICLE II

        SALE AND PURCHASE OF THE ASSETS......................................................4
        2.1    SALE AND PURCHASE; PURCHASE PRICE.............................................4
        2.2    INITIAL PURCHASE PRICE........................................................4
        2.3    CONTINGENT PURCHASE PRICE.....................................................7
        2.4    ASSUMPTION OF LIABILITIES.....................................................9
        2.5    INDUCEMENT FEE................................................................9
        2.6    NON-COMPETITION AGREEMENTS...................................................10
        2.7    EMPLOYMENT AGREEMENTS........................................................10
        2.8    [INTENTIONALLY LEFT BLANK]...................................................10

ARTICLE III

        NEW VEHICLES; DEMONSTRATORS AND USED VEHICLES.......................................11
        3.1    NEW VEHICLES.................................................................11
        3.2    DEMONSTRATORS................................................................12
        3.3    ADJUSTMENT OF NEW VEHICLE AND DEMONSTRATOR PURCHASE PRICES...................12
        3.4    DAMAGED OR REPAIRED NEW VEHICLES AND DEMONSTRATORS...........................12
        3.5    USED VEHICLES................................................................13

ARTICLE IV

        PARTS/ACCESSORIES...................................................................13
        4.1    THE INVENTORY................................................................13
        4.2    RETURNABLE AND NONRETURNABLE PARTS AND ACCESSORIES...........................13
        4.3    PARTS; PARTS PURCHASE PRICE..................................................14
        4.4    PARTS RETURN PRIVILEGES......................................................14

ARTICLE V

        MISCELLANEOUS INVENTORIES; WORK IN PROGRESS; FIXTURES
        AND EQUIPMENT.......................................................................14
        5.1    MISCELLANEOUS INVENTORIES....................................................14
        5.2    MISCELLANEOUS ITEMS NOT INCLUDED IN THE INVENTORY............................15
        5.3    WORK IN PROGRESS.............................................................15

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        5.4    FIXTURES AND EQUIPMENT.......................................................15
        5.5    MISCELLANEOUS ASSETS.........................................................15
        5.6    CERTAIN RECORDS OF THE SELLER................................................16
        5.7    WARRANTY OBLIGATIONS OF THE SELLER...........................................16
        5.8    ACCOUNTS RECEIVABLE..........................................................16

ARTICLE VI

        REPRESENTATIONS AND WARRANTIES OF THE BUYER.........................................16
        6.1    ORGANIZATION; POWER AND AUTHORITY; AUTHORIZATION.............................16
        6.2    NON-VIOLATION; CONSENTS......................................................17
        6.3    LITIGATION...................................................................17
        6.4    AUTHORIZATION OF PREFERRED STOCK.............................................17
        6.5    CAPITALIZATION...............................................................17
        6.6    DISCLOSURE MATERIALS.........................................................18
        6.7    MISSTATEMENTS AND OMISSIONS..................................................18
        6.8    ORIGINAL ASSET PURCHASE AGREEMENT............................................18

ARTICLE VII

        REPRESENTATIONS AND WARRANTIES OF THE SELLERS.......................................18
        7.1    ORGANIZATION; POWER AND AUTHORITY; AUTHORIZATION.............................19
        7.2    NO VIOLATION; CONSENTS.......................................................19
        7.3    LITIGATION...................................................................19
        7.4    TITLE TO ASSETS; ENCUMBRANCES................................................20
        7.5    PERMITS AND APPROVALS........................................................20
        7.6    TAXES........................................................................20
        7.7    EMPLOYEES....................................................................20
        7.8    FINANCIAL STATEMENTS.........................................................20
        7.9    BROKERS AND FINDERS..........................................................21
        7.10   COMPLIANCE WITH LAWS.........................................................21
        7.11   FIXTURES AND EQUIPMENT.......................................................22
        7.12   CONTRACTS....................................................................22
        7.13   ADEQUACY OF ASSETS...........................................................22
        7.15   MISSTATEMENTS AND OMISSIONS..................................................23
        7.16   ORIGINAL ASSET PURCHASE AGREEMENT............................................23

ARTICLE VIII

        CONDITIONS PRECEDENT TO THE BUYER'S OBLIGATIONS.....................................23
        8.1    REPRESENTATIONS AND WARRANTIES...............................................23
        8.2    COMPLIANCE WITH AGREEMENTS...................................................23
        8.3    NO LITIGATION................................................................23
        8.4    INVENTORY....................................................................24

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        8.5    CORPORATE ORGANIZATION; ENCUMBRANCES.........................................24
        8.6    BOARD RESOLUTIONS............................................................24
        8.7    NO DAMAGE....................................................................24
        8.8    MOTOR VEHICLE LICENSES.......................................................24
        8.9    CONSENT AND APPROVALS........................................................24
        8.10   CERTIFICATES OF ORIGIN, ETC..................................................24
        8.11   TERMINATION OF SELLERS' AGREEMENTS WITH MANUFACTURERS........................25
        8.12   BILLS OF SALE, ETC...........................................................25
        8.13   MANUFACTURER APPROVAL........................................................25
        8.14   OTHER BASIC AGREEMENTS.......................................................25
        8.15   OPINION OF COUNSEL...........................................................25
        8.16   NON-COMPETITION AGREEMENT AND EMPLOYMENT AGREEMENTS..........................25
        8.17   CHANGE OF NAMES..............................................................25
        8.18   NO MATERIAL ADVERSE CHANGE...................................................25
        8.19   FORMS SATISFACTORY...........................................................25
        8.20   HSR ACT......................................................................26
        8.21   AUDITED FINANCIAL STATEMENTS OF BUYER........................................26

ARTICLE IX

        CONDITIONS PRECEDENT TO THE SELLERS' OBLIGATIONS....................................26
        9.1    REPRESENTATIONS AND WARRANTIES...............................................26
        9.2    COMPLIANCE WITH AGREEMENTS...................................................26
        9.3    NO LITIGATION................................................................26
        9.4    INVENTORY....................................................................26
        9.5    CORPORATE ORGANIZATION; BOARD RESOLUTIONS....................................26
        9.6    INITIAL PURCHASE PRICE.......................................................27
        9.7    OTHER BASIC AGREEMENTS.......................................................27
        9.8    OPINION OF COUNSEL...........................................................27
        9.9    FORMS SATISFACTORY...........................................................27
        9.10   EMPLOYMENT AGREEMENTS........................................................27
        9.11   HSR ACT......................................................................27

ARTICLE X

        COVENANTS AND AGREEMENTS............................................................27
        10.1   FURTHER ASSURANCES...........................................................27
        10.2   SATISFACTION OF CLOSING CONDITIONS...........................................28
        10.3   OPERATION OF THE BUSINESSES..................................................28
        10.4   ACCESS.......................................................................28
        10.5   ENVIRONMENTAL AUDIT..........................................................28
        10.6   INDEMNIFICATION BY SELLERS AND STOCKHOLDERS..................................28
        10.7   INDEMNIFICATION BY BUYER.....................................................29
        10.8   CERTAIN TAXES................................................................29


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        10.9   NO PUBLICITY.................................................................29
        10.10  NO NEGOTIATIONS OR DISCUSSIONS...............................................30
        10.11  MANUFACTURERS................................................................30
        10.12  SELLERS' EMPLOYEES...........................................................30
        10.13  HSR ACT COMPLIANCE...........................................................30
        10.14  BUYER'S FINANCIAL STATEMENTS.................................................30
        10.15  TERMINATION..................................................................30

ARTICLE XI

        MISCELLANEOUS.......................................................................32
        11.1   ASSIGNMENT...................................................................33
        11.2   GOVERNING LAW................................................................33
        11.3   ACCOUNTING MATTERS...........................................................33
        11.4   FEES AND EXPENSES............................................................33
        11.5   AMENDMENT; MERGER CLAUSE.....................................................33
        11.6   WAIVER.......................................................................33
        11.7   NOTICES......................................................................34
        11.8   COUNTERPARTS.................................................................34
        11.9   SELLERS' KNOWLEDGE...........................................................35
        11.10  ARBITRATION..................................................................35
        11.11  SUCCESSORS AND ASSIGNS; NO THIRD PARTY BENEFICIARIES.........................35
        11.12  HEADINGS.....................................................................36
        11.13  SEVERABILITY.................................................................36


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                                     AMENDED AND RESTATED

                                   ASSET PURCHASE AGREEMENT


        THIS AMENDED AND RESTATED ASSET PURCHASE AGREEMENT is made and entered into as of this 16th day of March, 1999, by and among SONIC AUTOMOTIVE, INC., a Delaware corporation (the "BUYER"), TOM WILLIAMS BUICK, INC., an Alabama corporation ("BUICK"), WILLIAMS CADILLAC, INC., an Alabama corporation ("CADILLAC"), TOM WILLIAMS AUTO, INC., an Alabama corporation d/b/a "Tom Williams Imports" ("IMPORTS"), TOM WILLIAMS MOTORS, INC., an Alabama corporation, ("MOTORS", and together with Buick and Imports, collectively, the "SELLERS" and each, individually, a "SELLER"), and Thomas P. Williams, Sr., Charles Clark Williams and Thomas P. Williams, Jr. (collectively, the "STOCKHOLDERS" and each, individually, a "STOCKHOLDER").

                            W I T N E S S E T H:

        WHEREAS, the parties hereto have entered into that certain Asset Purchase Agreement dated as of November 3, 1998 (the "ORIGINAL ASSET PURCHASE AGREEMENT"); and

        WHEREAS, the Original Asset Purchase Agreement, as the same is amended and restated hereby, is hereafter referred to as this "AGREEMENT"; and

        WHEREAS, pursuant to Section 2.2(c) of the Original Asset Purchase Agreement the "Sellers" thereunder could elect to structure the acquisition of Cadillac as an acquisition of all of the issued and outstanding shares of Cadillac's capital stock (the "ELECTION"), such acquisition to be made according to the rules set forth in such Section 2.2(c) of the Original Asset Purchase Agreement; and

        WHEREAS, by a notice given to the Buyer by the "Sellers" under the Original Asset Purchase Agreement on January 14, 1999, such "Sellers" have made the Election and, as a result of the Election, Cadillac shall no longer be a Seller under this Agreement; and

        WHEREAS, contemporaneously herewith, the Buyer, the Stockholders, Cadillac, and Ms. Catherine D. Ward, are executing an Agreement and Plan of Merger (the "MERGER AGREEMENT") pursuant to which the Buyer shall acquire all of the issued and outstanding shares of Cadillac's capital stock from the Stockholders and Ms. Ward; and

        WHEREAS, the parties have reached agreement on certain of the Schedules to the Original Asset Purchase Agreement and such Schedules are appended to this Agreement; and

        WHEREAS, pursuant to a letter agreement dated as of February 28, 1999 (the "AGREEMENT IN PRINCIPLE"), the parties to the Original Asset Purchase Agreement have agreed in principle upon the manner in which the Stock Component (as defined in the Original Asset Purchase Agreement)



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will be both (a) allocated as between the Merger Agreement and this Agreement, and (b) registered pursuant to applicable securities laws; and

        WHEREAS, the parties hereto wish to amend and restate the Original Asset Purchase Agreement to reflect, among other things, (a) the Election, (b) the execution of the Merger Agreement, and (c) the agreement set forth in the Agreement in Principle; and

        WHEREAS, the Sellers are the owners of certain assets used in connection with the Sellers' three automobile dealership businesses (collectively, the "BUSINESSES" and, individually as to each Seller, as applicable, the "BUSINESS"); and

        WHEREAS, the Sellers desire to sell and the Buyer desires to buy, or to cause one or more subsidiaries or affiliates of the Buyer to buy, certain assets pertaining to the Businesses, subject to the terms and conditions of this Agreement; and

        WHEREAS, contemporaneously with the execution of the Original Asset Purchase Agreement, the Buyer has entered into two Contracts to Purchase and Sell Property (the "REAL PROPERTY PURCHASE AGREEMENTS"), one with TOM-JO, L.L.C. and one with WILLIAMS REALTY VENTURES, L.L.C. (respectively, the "OWNERS"), whereby the Buyer has agreed to buy, and the Owners have agreed to sell, the land, buildings and improvements located at the Real Property where the Buick Business is conducted; and

        WHEREAS, the consummation of the transactions contemplated by this Agreement is subject to the consummation of the transactions contemplated by each of the Real Property Purchase Agreements and the Merger Agreement (collectively, the "OTHER BASIC AGREEMENTS");

        NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained, the receipt and legal sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:


                                           ARTICLE I

                                      CERTAIN DEFINITIONS

               "ASSETS" shall mean: the New Vehicles (as defined in Section 3.1 hereof); the Demonstrators (as defined in Section 3.2 hereof); the Used Vehicles (as defined in Section 3.5 hereof); the Parts (as defined in Section 4.3 hereof); the Miscellaneous Inventories (as defined in Section 5.1 hereof); the Work in Progress (as defined in Section 5.3 hereof); the Fixtures and Equipment (as defined in Section 5.4 hereof); the Miscellaneous Assets (as defined in Section 5.5 hereof); and all the goodwill of the Businesses.

               "CLOSING DATE" shall mean the date, not later than the Closing Date Deadline (as hereinafter defined), of the closing of the purchase and sale of the Assets (the "CLOSING") which shall


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be a date designated by the Buyer not sooner than January 1, 1999 and not later than fifteen (15) days after the approvals set forth in Sections 8.13 hereof have been obtained, or such other date as is mutually agreed upon by the parties hereto. The Closing shall be held at the offices of Williams & Ledbetter, 2140 Eleventh Avenue South, Birmingham, Alabama at 9:00 a.m. on the Closing Date.

               "CLOSING DATE DEADLINE" shall mean March 2, 1999 (unless otherwise mutually agreed in writing by the parties hereto).

               "INVENTORY DATE" shall mean the date of completion of the Inventory (as defined in Section 4.1 hereof), which shall be not more than three
(3) days prior to the Closing Date, or such other date prior to the Closing as is mutually agreed by the Sellers' Agent and the Buyer; provided, however, with respect to Used Vehicles, the Inventory Date shall be a date approximately two
(2) weeks prior to the Closing Date, as mutually agreed by the parties.

               "LIABILITIES" shall mean: (i) all continuing obligations of the Sellers, arising in the ordinary course of business after the Closing Date and not as a result of any breach or default, under (A) those contracts and leases of real and personal property of the Sellers set forth in Part I of Schedule 2.4 attached hereto, and (B) all other contracts and leases of the Sellers that are entered into in connection with the Businesses in the ordinary course thereof after the date hereof, but only if the Buyer has, in its discretion, agreed to assume such other contracts and leases pursuant to the Assumption Agreements (as defined in Section 2.4 below); and (ii) the Inducement Fee as provided for in
Section 2.5 hereof.

               "MANUFACTURERS" shall mean: (i) Audi of America Inc., (ii) BMW of North America Inc., (iii) General Motors Corporation, (iv) Land Rover North America Inc., (v) Lexus Division of Toyota Motor Sales (U.S.A.), and (vi) Porsche Cars North America Inc.

               "REAL PROPERTY" shall mean the land, buildings and improvements where the respective Businesses are currently operated, including, without limitation, the land, buildings and improvements to be sold pursuant to the Real Property Purchase Agreements.

               "RETAINED LIABILITIES" shall have the meaning assigned to it in
Section 2.4 hereof.

               "SELLERS" shall mean Buick, Imports and Motors.

               "SELLERS' AGENT" shall mean Thomas P. Williams, Sr., as agent for the Sellers hereunder.


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                                          ARTICLE II

                               SALE AND PURCHASE OF THE ASSETS

        2.1    SALE AND PURCHASE; PURCHASE PRICE.

               (a) Upon the terms and subject to the conditions hereinafter set forth, at the Closing, the Sellers will sell, transfer and convey the Assets to the Buyer and the Buyer will purchase the Assets from the Sellers for the consideration set forth in this Agreement. The sale, transfer and conveyance of the Assets will be made by execution and delivery at the Closing of bills of sale in substantially the form of Exhibit A hereto (the "BILLS OF SALE") and such other instruments of assignment, transfer and conveyance as the Buyer shall reasonably request. Except to the extent specifically included within the Assets, the Sellers will not sell, and the Buyer will not purchase, any other tangible or intangible assets of the Sellers.

               (b) The aggregate purchase price to be paid for the Assets (the "PURCHASE PRICE") shall consist of the Initial Purchase Price (as defined in
Section 2.2 below) and the Contingent Purchase Price (as defined in Section 2.3 below).

        2.2    INITIAL PURCHASE PRICE.

               (a) The purchase price to be paid for the Assets at the Closing (the "INITIAL PURCHASE PRICE") shall consist of Twenty Five Million Four Hundred and Eighty-Six Thousand Dollars ($25,486,000), as the purchase price for the Businesses and intangible assets included in the Assets (the "BUSINESS AND INTANGIBLE ASSETS PURCHASE PRICE"), which shall be allocated among the Sellers in accordance with Part I of Schedule 2.2 hereto, plus the sum of: (i) the New Vehicle Purchase Price (as defined in Section 3.1 hereof); (ii) the Demonstrator Purchase Price (as defined in Section 3.2 hereof); (iii) the Used Vehicle Purchase Price, (as defined in Section 3.5 hereof); (iv) the Parts Purchase Price (as defined in Section 4.3 hereof); (v) the Miscellaneous Inventories Purchase Price (as defined in Section 5.1 hereof); (vi) the Work in Progress Purchase Price (as defined in Section 5.3 hereof); and (vii) the F&E Purchase Price (as defined in Section 5.4 hereof). Each of the components of the Initial Purchase Price, other than the Business and Intangible Assets Purchase Price, shall be allocated among the Sellers in accordance with their respective Assets upon which such components are based, as reflected in a revised Part I of
Schedule 2.2 hereto, to be completed by the Buyer and the Sellers at least three
(3) days prior to the Closing Date. The parties acknowledge that the New Vehicle Purchase Price, the Parts Purchase Price and the Miscellaneous Inventories Purchase Price will be based upon information contained in Schedule 3.1 and the Inventory (as defined in Section 4.1), both of which are to be delivered prior to the Closing Date. The parties also acknowledge that adjustments to those categories of Assets will have to be made to reflect ordinary course increases or decreases in those assets between the time of delivery of such Schedules and the Inventory and the Closing Date, and that the related components of the Purchase Price will have to be adjusted to reflect any such adjustments to those Assets. All of the foregoing adjustments (with appropriate payments by the parties) will be made as promptly as possible after the Closing. Each party will use the Purchase Price and Liabilities allocations described in Part II


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of Schedule 2.2 hereto in all reporting to, and tax returns filed with, the
Internal Revenue Service and other state and local taxing authorities.

               (b) At the Closing, the Buyer shall, subject to the provisions of
Section 2.2(c) below, pay the Initial Purchase Price as follows:

                      (i) The Buyer shall deliver to Sellers' Agent cash, by a certified check or by wire transfer to an account or accounts designated by Sellers' Agent one day prior to Closing, in an amount equal to the sum of: (A) 65% of the Business and Intangible Assets Purchase Price; (B) 100% of the New Vehicle Purchase Price; (C) 100% of the Demonstrator Purchase Price; (D) 65% of the Used Vehicle Purchase Price; (E) 65% of the Parts Purchase Price; (F) 65% of the Miscellaneous Inventory Purchase Price; (G) 65% of the Work in Progress Purchase Price; and (H) 65% of the F&E Purchase Price. Such cash shall be paid to the Sellers in the respective amounts set forth opposite their names on Part III of Schedule 2.2 hereto, to be delivered to the Buyer by the Sellers' Agent at least three (3) days prior to the Closing Date.

                      (ii) (A) In payment of the balance of the Initial Purchase Price (the "STOCK COMPONENT"), the Buyer shall issue and deliver to the Sellers, in the respective amounts set forth opposite their names on Part III of Schedule
2.2 hereto, that number of whole shares of the Buyer's Class A Convertible Preferred Stock, Series III (the "PREFERRED STOCK"), obtained by dividing the Stock Component by $1,000. No fractional shares of Preferred Stock shall be issued; any such fraction of a share of Preferred Stock shall be paid in cash at the rate of $1,000 per whole share of Preferred Stock. The Preferred Stock shall have such rights and preferences as are set forth in the Statement of Rights and Preferences of Preferred Stock attached hereto as Exhibit B (the "STATEMENT OF RIGHTS AND PREFERENCES").

                             (B)    (I)     The Buyer will use its best
reasonable efforts to include all of the shares of the Buyer's Class A Common Stock, $.01 par value per share (the "COMMON STOCK") issuable on conversion of the Preferred Stock, in an underwritten public offering of the Buyer's Common Stock (the "PUBLIC OFFERING"), in accordance with the Securities Act of 1933, as amended (the "SECURITIES ACT"), on a "piggyback" registration basis on or prior to April 30, 1999. In this regard, the provisions of Subsection 2.2(b)(ii)(C) below will apply. The Stockholders shall sell in the Public Offering all shares of Common Stock which are issuable upon conversion of all of the shares of the Preferred Stock and which the Buyer is able to register in the Public Offering, unless the underwriters in the Public Offering require that the Stockholders sell fewer than all of such shares of Common Stock or the Buyer and the Stockholders mutually agree that a fewer number of such shares of Common Stock will be registered and sold.
                             (II)     Any shares of Common Stock issuable to the
Stockholders on conversion of the Preferred Stock and which have not been registered and sold pursuant to the Public Offering by April 30, 1999 (other than as a result of the Stockholders' failure to participate in the Public Offering), will be registered by the Buyer in a "shelf" registration statement under the Securities Act as promptly as possible after April 30, 1999 and taking into account the period of time required by applicable law for the Buyer to deliver to the Sellers and the


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Stockholders a prospectus with respect to the offer and sale of such shares of
Common Stock; provided, however, the Buyer may delay the effectiveness of any such shelf registration statement until the expiration of any "lock-up" period required by the underwriters in the Public Offering; and provided, further, the Stockholders agree that they will not offer, sell, contract to sell, pledge, or otherwise dispose of any of the shares of Common Stock which are registered pursuant to such registration statement (the "REGISTERED COMMON SHARES") for an additional ninety (90) days from the date of issuance. Upon the effectiveness of such registration statement, the Sellers and/or the Stockholders will promptly convert all shares of the Preferred Stock held by them into Registered Common Stock.

                      (III) The Buyer shall deliver to the Sellers and the Stockholders, at least thirty (30) days prior to the payment of the Contingent Stock Component (as defined in Section 2.3(b) below) a prospectus with respect to the Buyer's offer and sale to the Sellers of the shares of Common Stock contemplated by this clause (III). The Sellers' Agent may, by notice (the "FURTHER REGISTRATION NOTICE") to the Buyer at least seven (7) days prior to the payment of the Contingent Stock Component, elect to receive up to fifty percent (50%) of the Contingent Stock Component in shares of registered Common Stock which have also been registered in a shelf registration statement under the Securities Act, in which case the term "Registered Common Shares" as used in this Agreement shall also include the applicable number of registered shares of Common Stock issued as part of the Contingent Stock Component. Provided that the Sellers' Agent shall have timely delivered the Further Registration Notice, at the time of payment of the Contingent Purchase Price the Buyer shall issue and deliver to the Sellers, pro rata according to the numbers of shares of Preferred Stock set forth opposite their names on Part III of Schedule 2.2 hereto, that number of whole shares of Common Stock obtained by dividing the portion of the Contingent Stock Component specified in the Further Registration Notice (not to exceed 50% thereof) by the Market Price (as defined in the Statement of Rights and Preferences) as of the date of such payment of the Contingent Purchase Price. No fractional shares of Common Stock shall be issued in connection with the foregoing payments of a portion of the Contingent Stock Component. To the extent that such fractional shares would otherwise be issued, the Buyer shall pay cash in lieu of such fractional shares based upon the applicable Market Price. The Sellers and the Stockholders hereby agree that they will not offer, sell, contract to sell, or otherwise dispose of any of the Registered Common Shares included in the Contingent Stock Component for a period of one hundred eighty (180) days from the date of delivery thereof by the Buyer.

                             (C) If requested by the managing or lead managing
underwriter in the Public Offering contemplated by clause (B)(I) above, the Sellers and the Stockholders shall execute and deliver such customary documentation as is utilized by such underwriter for selling stockholders in underwritten public offerings including, without limitation, an underwriting agreement and a "lock-up" agreement with the managing or lead managing underwriter in such forms as are customarily used by such underwriter with any modifications as the parties thereto shall agree. In connection with any such registration, the Sellers and the Stockholders shall supply to the Buyer such information as may be reasonably requested by the Buyer in connection with the preparation and filing of a registration statement with the Securities and Exchange Commission (the "SEC"). The Sellers and the Stockholders shall not supply any information to the Buyer for

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inclusion in such registration statement that will, taken as a whole, at the time the registration statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                             (D) The obligations of the parties with respect to
the Registered Common Shares will be subject to the additional provisions relating thereto set forth in Section 2.8 below.

                             (E) In the event that the Buyer shall, for any
reason, fail to deliver the Registered Common Shares to the Sellers in connection with the payment of the Contingent Purchase Price, the Buyer shall be obligated to deliver to the respective Sellers cash in the amount of the Market Price with respect to such Registered Common Shares as of the date of payment of such Contingent Purchase Price, and such payment in cash shall be in full satisfaction of the Buyer's obligation to deliver such Registered Common Shares.

                             (F) To the extent that the Sellers' Agent does not
timely deliver a Further Registration Notice, the Buyer shall have no obligation to the Sellers or the Stockholders to deliver any registered shares of Common Stock. Thereafter, the Buyer's sole obligation with respect to the Preferred Stock and the shares of Common Stock issuable upon conversion of the Preferred Stock (the "COMMON SHARES") shall be to use its best reasonable efforts to make available current public information with respect to the Buyer within the meaning of Subsection (c)(1) of SEC Rule 144 ("RULE 144") to the extent necessary to facilitate public resales by the Sellers of the Common Shares, pursuant to Rule 144.

        2.3    CONTINGENT PURCHASE PRICE.

               (a) As used in this Agreement, (i) the term "CONTINGENT PURCHASE PRICE" shall mean an amount equal to the amounts payable pursuant to Section 2.3(b) below; (ii) the term "CALCULATION PERIOD" shall mean the twelve (12) month period commencing with the first full month after the Closing Date; (iii) the term "EARNINGS BEFORE TAXES" shall mean the earnings before taxes of each of the Buick Dealership Business, the Imports Dealership Business and the Motors Dealership Business, in each case for the Calculation Period, calculated as provided in Section 2.3(c) below; (iv) the terms "BUICK DEALERSHIP BUSINESS", "IMPORTS DEALERSHIP BUSINESS" and "MOTORS DEALERSHIP BUSINESS" shall mean the respective automobile dealership businesses of each of Buick, Imports and Motors acquired by the Buyer pursuant to this Agreement; (v) the term "DEALERSHIP BUSINESSES" shall mean the Buick Dealership Business, the Imports Dealership Business and the Motors Dealership Business; and (vi) the term "AGGREGATE EARNINGS BEFORE TAXES" shall mean the sum total of the Earnings Before Taxes of the Dealership Businesses and the Earnings Before Taxes of the Cadillac Dealership Business (each as defined and calculated pursuant to the Merger Agreement).

               (b) Subject to the provisions of Section 2.3(c) below, not later than 90 days after the end of the Calculation Period the Buyer shall pay to the respective Sellers their respective installments, if any, of the Contingent Purchase Price, calculated as follows:

                      (i) The installment of the Contingent Purchase Price payable to Buick shall be an amount equal to three (3) times the Earnings Before Taxes of the Buick Dealership Business in excess of $186,000;

                      (ii) The installment of the Contingent Purchase Price payable to Imports shall be an amount equal to three and one-half (3.5) times the Earnings Before Taxes of the Imports Dealership Business in excess of $1,688,000; and

                      (iii) The installment of the Contingent Purchase Price payable to Motors shall be an amount equal to four (4) times the Earnings Before Taxes of the Motors Dealership Business in excess of $4,710,000;

provided, however, that the Buyer shall be under no obligation to pay any of the Contingent Purchase Price unless the Aggregate Earnings Before Taxes exceed $7,564,000. The Contingent Purchase Price shall be paid to the respective Sellers 65% in cash and 35% (the "CONTINGENT STOCK COMPONENT") by the issuance and delivery to the respective Sellers of shares of Preferred Stock at the rate of one share of Preferred Stock for every $1,000 of such Contingent Purchase Price, subject, however, to any rights of the Sellers to receive a percentage of the Contingent Stock Component in registered shares of Common Stock pursuant to
Section 2.2(b) above. Fractional shares of Preferred Stock may be issued in connection with the payment of the Contingent Purchase Price; however, no fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. At the request of Sellers' Agent, the Buyer shall furnish the Sellers' Agent with copies of the Buyer's factory financial statements for each month during the Calculation Period.

               (c) Earnings Before Taxes shall be calculated by the Buyer in accordance with GAAP (as defined in Section 11.3) and subject to the following special rules:

                      (i) No deduction shall be taken for federal and state income taxes, or for state franchise taxes based on corporate income, owed by the respective Dealership Businesses;

                      (ii) No deduction shall be taken for any interest expenses (including acquisition debt) of the respective Dealership Businesses other than floor plan financing interest attributable to the Businesses and other interest expenses directly attributable to the operations of the respective Dealership Businesses;

                      (iii) Earnings Before Taxes shall be determined before (A) any expense chargeable with respect to the Non-Competition Agreement, or (B) any management fee expense allocation from the Buyer in respect of management fees payable to the Buyer;

                      (iv) No deduction shall be taken for any amortization of goodwill included in the Purchase Price; and

                      (v) Overhead expenses or other expenses which have been incurred by the respective Dealership Businesses which are allocated to the respective Dealership Businesses but do not directly relate to the operation of the respective Dealership Businesses, or that portion so allocated which is not reasonably related to the operation of the respective Dealership Businesses, shall not be deducted in determining Earnings Before Taxes.

        At the time of the payment of the Contingent Purchase Price, the Buyer shall deliver to the Sellers' Agent a statement in writing setting forth in reasonable detail the manner in which the Contingent Purchase Price was determined. The Sellers' Agent shall have a period of thirty (30) days from the date of delivery of the Buyer's statement of the Contingent Purchase Price to object in writing to the calculation of the Contingent Purchase Price set forth therein; failing such objection within such period by the Sellers' Agent, the Sellers shall be deemed to have accepted the Buyer's calculation of the Contingent Purchase Price. If the Sellers' Agent shall have timely objected to the Buyer's calculation of the Contingent Purchase Price, the parties shall negotiate in good faith in an effort to resolve any dispute regarding the Contingent Purchase Price. If the parties are unable to resolve such dispute within a period of thirty (30) days after the Buyer's receipt of the Sellers' objection, the matter shall be submitted to a "big six" accounting firm mutually acceptable to the parties, which shall be instructed to resolve such dispute as promptly as possible. The costs and expenses of such accounting firm shall be shared equally between the Buyer and the Sellers. Upon the final determination of the Contingent Purchase Price, the Buyer or the Sellers, as the case may be, shall make appropriate payment to the other, as the case may be, in the amount of the Contingent Purchase Price as finally determined. The party making the payment shall also pay interest on the amount of such payment at an amount of such payment at an annual rate of interest equal to the Buyer's floor plan financing rate from time to time in effect from the original date of payment of the Contingent Purchase Price by the Buyer to the date of such payment.

        2.4 ASSUMPTION OF LIABILITIES. At the Closing, the Sellers will assign to the Buyer and the Buyer will assume and agree to perform and discharge the Liabilities pursuant to separate assignment and assumption agreements with the respective Sellers in a form reasonably satisfactory to the Sellers' counsel (the "ASSUMPTION AGREEMENTS"). Notwithstanding any of the foregoing, except as expressly provided in this Section 2.4 and in Section 2.5, the Buyer does not and will not assume or become liable for any obligations or liabilities of the Sellers or the Stockholders of any kind whatsoever, fixed or contingent, known or unknown as a result of the transactions contemplated by this Agreement (collectively, the "RETAINED LIABILITIES"). The Sellers shall retain, and hereby agree to satisfy and discharge, all of the Retained Liabilities, including those set forth on Part II of Schedule 2.4 hereto.

        2.5 INDUCEMENT FEE. As an inducement to the Buyer to negotiate and enter into this Agreement and to undertake the further cost and expense of conducting its due diligence investigation and preparing to satisfy its obligations at the Closing, the Sellers hereby agree, jointly and severally, to pay to the Buyer not later than April 30, 1999, the sum of $500,000 (the "INDUCEMENT FEE"). The Inducement Fee will be included in the Liabilities and will become an obligation of the Buyer or any other person (including any holder of a right of first refusal, preemptive right or other similar right, with respect to any of the Assets) who purchases the Assets, or any portion thereof, as a result of the execution and delivery by the Sellers of this Agreement. The Inducement Fee will be canceled if this Agreement is terminated for any reason other than the exercise of a right of first refusal, preemptive right or other similar right, by an applicable automobile manufacturer or distributor or any person claiming by, through or under it.

2.6 NON-COMPETITION AGREEMENTS. At the Closing, Thomas P. Williams, Sr. shall enter into a non-competition agreement with the Buyer in substantially the form of Exhibit C hereto (the "NON-COMPETITION AGREEMENT"). In addition to the Business and Intangible Assets Purchase Price, the Buyer shall pay to Thomas P. Williams, Sr. the sum of $10,000 as further consideration for such Non-Competition Agreement.

        2.7 EMPLOYMENT AGREEMENTS. At the Closing, Thomas P. Williams, Sr., Thomas P. Williams, Jr. and Clark Williams will enter into Employment Agreements with the Buyer in substantially the forms of Exhibits D-1, D-2 and D-3, respectively, hereto (the "EMPLOYMENT AGREEMENTS").

        2.8    ADDITIONAL TERMS RELATING TO THE REGISTERED COMMON SHARES.

               (a) The Buyer shall have no obligation to maintain the currency of any prospectus, permit the use of any prospectus or maintain the effectiveness of any registration statement for the resale of the Registered Common Shares once all of the Registered Common Shares that remain unsold may be sold without restriction pursuant to Rule 144.

               (b) The Sellers and the Stockholders agree that they shall effect each resale of Registered Common Shares only pursuant to a current prospectus or supplements thereto that is a part of the applicable registration statement of the Buyer (the "RESALE PROSPECTUS").

               (c) Any offering of any of the Registered Common Shares under the Resale Prospectus will be effected in an orderly manner through a securities dealer, acting as broker or dealer, reasonably acceptable to the Buyer (the "DESIGNATED BROKER").

               (d) The Sellers and the Stockholders will make resales of Registered Common Shares only by one or more methods described in the Resale Prospectus, as appropriately supplemented or amended when required.

               (e) Since the Registered Common Shares are "restricted securities" within the meaning of Rule 145 promulgated by the SEC under the Securities Act, the certificates representing the Registered Common Shares will be issued by the Buyer with such legends as the Buyer may reasonably require until such shares are offered pursuant to the foregoing terms under the Resale Prospectus, at which time such certificates shall be tendered to the Buyer and a new certificate or certificates without legends shall be issued by the Buyer to the Designated Broker in order to settle any resales by the Sellers or the Stockholders.

               (f) The Sellers and the Stockholders shall provide the Buyer, in writing, with all information concerning the Sellers and the Stockholders and their resale of the Registered Common Shares as may reasonably be requested by the Buyer in order to comply with the Securities Act, and the Sellers and the Stockholders shall indemnify the Buyer for any liabilities (the "Seller's Liabilities") arising under the Securities Act, the Securities Exchange Act of 1934 or any state securities or blue sky laws resulting from any material misstatements in, or omissions of material information from, such information provided by the Sellers and the Stockholders to the Buyer.

               (g) The Sellers and the Stockholders shall pay any and all expenses directly related to the resale of the Registered Common Shares, including, but not limited to, the commissions or fees of the Designated Broker, but excluding the fees and expenses of the custodial bank or banks holding the Registered Common Shares, if applicable, which shall be borne by Buyer.

               (h) The Buyer shall use its best reasonable efforts to list the Registered Common Shares for trading on the New York Stock Exchange;

               (i) The Buyer shall pay all expenses, including legal and accounting fees, in connection with the preparation, filing and maintenance of the applicable registration statement, including amendments thereto and the Resale Prospectus, including supplements thereto, and the issuance of certificates representing the Registered Common Shares.

               (j) The Buyer shall indemnify the Sellers and the Stockholders for any liabilities arising under the Securities Act, the Securities Exchange Act of 1934 or any state securities or blue sky laws resulting from any material misstatements in, or omissions of material information from, the Resale Prospectus or the Acquisition Shelf Registration Statement, including the information incorporated by reference therein, except for the Seller's Liabilities.

               (k) Notwithstanding any provision of this Agreement to the contrary, the Sellers and the Stockholders shall not have any right to take any action (and the Sellers and the Stockholders hereby agree that none of them shall take any action) to restrain, enjoin or otherwise delay any registration as a result of any controversy that might arise with respect to the interpretation or implementation of this Agreement. Nothing contained in this
Section 2.8 shall prevent the making of a claim for monetary relief.


                                          ARTICLE III

                         NEW VEHICLES; DEMONSTRATORS AND USED VEHICLES

        3.1 NEW VEHICLES. At the Closing, the Buyer shall purchase all of the Sellers' untitled new 1999 and 1998 motor vehicles in the Sellers' inventories as of the Closing Date and which are listed on Schedule 3.1 hereto, which the Sellers' Agent shall deliver to the Buyer not more than three (3) days prior to the Closing (all such vehicles are collectively referred to hereinafter as the "NEW VEHICLES"). The purchase price to be paid by the Buyer for each New Vehicle shall be the price at which the New Vehicle was invoiced to the respective Seller by the applicable Manufacturer, as adjusted pursuant to this Article III (the sum of all such amounts to be paid for New Vehicles as determined by this Article III is herein referred to as the "NEW VEHICLE PURCHASE PRICE"). Schedule 3.1 shall set forth each New Vehicle's model, invoice cost, odometer reading and all other information necessary to calculate the New Vehicle Purchase Price with respect to such New Vehicle. At the Closing, the Sellers shall assign to the Buyer, without any additional consideration therefor, by appropriate documents reasonably satisfactory to the Buyer, all unfilled retail orders and deposits made thereon. Any proceeds or profits derived from retail orders filled by the Buyer after the Closing shall belong to the Buyer.

        3.2 DEMONSTRATORS. At the Closing, the Buyer shall purchase all of the Sellers' untitled new 1999 and 1998 motor vehicles in Sellers' inventories as of the Closing Date which are used in the ordinary course of business for the purpose of demonstration and which are listed on Schedule 3.2 hereto, which the Sellers' Agent shall deliver to the Buyer not more than three (3) days prior to the Closing (all such vehicles are collectively referred to herein as the "DEMONSTRATORS"). The purchase price to be paid by the Buyer for each Demonstrator shall be the price at which the Demonstrator was invoiced to the respective Seller by the applicable Manufacturer, as adjusted pursuant to this
Article III and as reduced by an amount equal to ten cents ($.10) multiplied by the total mileage on such Demonstrator's odometer up to 6,000 miles and thirty-two cents ($.32) multiplied by the total mileage on such Demonstrator's odometer in excess of 6,000 miles (the sum of all such amounts to be paid for Demonstrators hereunder is herein referred to as the "DEMONSTRATOR PURCHASE PRICE"). Schedule 3.2 shall set forth each Demonstrator's model, invoice cost, odometer reading and all other information necessary to calculate the Demonstrator Purchase Price with respect to such Demonstrator.

        3.3 ADJUSTMENT OF NEW VEHICLE AND DEMONSTRATOR PURCHASE PRICES. The purchase price paid for each New Vehicle and each Demonstrator purchased under this Article III shall be: (a) increased by the dealer cost of any equipment and accessories which have been installed by the respective Seller; and (b) decreased by (i) the dealer cost of any equipment and accessories which have been removed from such vehicles, (ii) all paid or unpaid rebates, discounts, holdback for dealer account and other factory incentives (including without limitation rebates applied for and paid but unearned, incentive monies claimed on pre-reported units and carryover allowances on 1997 models), and (iii) any refundable advertising allowances. To the extent that any such rebates, discounts, holdbacks, incentives or allowances which have reduced the price shall be paid to the Buyer, the Buyer shall promptly pay them to the applicable Sellers.

        3.4 DAMAGED OR REPAIRED NEW VEHICLES AND DEMONSTRATORS. In the event any New Vehicle or Demonstrator shall have been damaged prior to the Closing Date, or is otherwise in a condition such that it cannot reasonably be presented as being in a first-class saleable condition, the Sellers' Agent and the Buyer will attempt to agree on the cost to cover such repairs or some other equitable reduction in value to reflect such condition, which amount shall be deducted from the price to be paid for such New Vehicle or Demonstrator. In the event that the Buyer and the Sellers' Agent cannot agree on the cost of repairs or the amount of reduction, the Buyer shall have no obligation to purchase any such damaged New Vehicle or Demonstrator. With respect to any New Vehicle or

Demonstrator which has been damaged and repaired prior to the Closing Date, the Sellers' Agent and the Buyer will attempt to agree on an adjustment to the price to reflect any decrease in the wholesale value of such New Vehicle or Demonstrator resulting from such damage and repair. In the event that the Buyer and the Sellers' Agent cannot agree on such adjustment, the Buyer shall have no obligation to purchase such New Vehicle or Demonstrator. The Sellers' Agent shall notify the Buyer on or prior to the Closing Date if any New Vehicles or Demonstrators shall have suffered any damage which is not reflected on Schedule
3.1 or Schedule 3.2.

        3.5 USED VEHICLES. The Sellers' Agent and the Buyer shall perform an inventory of the Sellers' used vehicles as of the Inventory Date and, in connection with such inventory, the Sellers' Agent and the Buyer shall attempt to assign a mutually agreed price to each used vehicle owned by the Sellers as of the Inventory Date. Any such vehicles as to which the Sellers' Agent and the Buyer are unable to agree upon a price shall not be purchased by the Buyer in connection herewith. All used vehicles acquired by the Sellers after the Inventory Date with respect to used vehicles shall be valued at the respective Sellers' book value therefor; provided, however, the acquisition and valuation thereof shall be subject to prior approval by the Buyer so long as the Buyer shall have a representative present at the Sellers' dealerships at the time such used vehicles are proposed to be accepted. Any such used vehicles as to which the Sellers' Agent and the Buyer shall agree upon a price as of the Inventory Date, as well as all used vehicles acquired thereafter by the Sellers in accordance with this Section 3.5 are collectively referred to herein as the "USED VEHICLES." At the Closing, the Buyer shall purchase from the respective Sellers all Used Vehicles owned by the respective Sellers as of the Closing Date. The sum of all prices assigned to such Used Vehicles purchased by the Buyer pursuant to the terms of this Section 3.5 shall be referred to herein as the "USED VEHICLE PURCHASE PRICE".


                                          ARTICLE IV

                                       PARTS/ACCESSORIES

        4.1 THE INVENTORY. The Buyer and the Sellers' Agent shall engage a mutually acceptable third party engaged in the business of appraising, valuing and preparing inventories for automobile dealerships (hereinafter referred to as the "INVENTORY SERVICE") to prepare an inventory list (the "INVENTORY") of the parts and accessories, as well as the Miscellaneous Inventories, used by the Sellers in the Businesses. The Inventory (insofar as it relates to parts and accessories) shall be posted to the respective Manufacturers' approved systems of inventory control. The cost of the Inventory shall be borne one-half by the Buyer and one-half by the Sellers. The Buyer shall have the right to deduct the Sellers' portion of such expense from the cash consideration to be paid to the Sellers under the terms of this Agreement and to remit such sum directly to the Inventory Service. The Inventory shall be completed by the Inventory Date.

        4.2 RETURNABLE AND NONRETURNABLE PARTS AND ACCESSORIES. The Inventory shall classify parts and accessories as "returnable" or "nonreturnable". For purposes of this Agreement, the terms "returnable parts" and "returnable accessories" shall describe and include only those new parts and new accessories for vehicles which are listed (coded) in the latest current Master Parts Price List Suggested List Prices and Dealer Prices, or other applicable similar price lists, of the respective Manufacturers, with any applicable supplements, in effect as of the Inventory Date (as applicable to each Manufacturer, the "MASTER PRICE LIST") as returnable to the respective Manufacturer at not less than the purchase price reflected in the Master Price List. The purchase price for each "returnable part" and "returnable accessory" will be the price listed in the Master Price List. All parts and accessories listed (coded) in the Master Price List as nonreturnable to the respective Manufacturer shall be classified as "nonreturnable". The purchase price for each "nonreturnable" part and accessory, of which type a Seller has made no sales during the ninety (90) day period prior to the Inventory Date (or such longer period of time as is commercially reasonable in the case of "big ticket" parts such as engine blocks and transmissions), shall be sixty percent (60%) of the price listed therefor in the Master Price List. The purchase price for each "nonreturnable" part and accessory, of which type a Seller has made retail sales to one or more customers during the ninety (90) day period prior to the Inventory Date, shall be one hundred percent (100%) of the price therefor listed in the Master Price List. The purchase price for all "Jobber" and/or "NPN" parts shall be equal to the respective Seller's original cost of such parts. The purchase price for all nuts, bolts and any other parts not addressed in this
Section 4.2 shall equal the fair market value thereof as determined by the Inventory Service.

        4.3 PARTS; PARTS PURCHASE PRICE. At the Closing, the Buyer shall purchase all parts and accessories owned by the respective Sellers at the Closing Date and listed on the Inventory (the "PARTS"); provided, however, that Buyer shall not be obligated to purchase any damaged parts or accessories, parts and accessories with component parts missing, superseded or obsolete parts or accessories, or used parts or accessories. The Sellers agree that if parts and accessories that the Buyer is not obligated to purchase hereunder are not removed from the Real Property within thirty (30) days after the Closing Date, they shall become the property of the Buyer without the payment of any consideration in addition to the consideration otherwise provided herein. The purchase price for the Parts will equal the value of such items shown on the Inventory (the "PARTS PURCHASE PRICE").

        4.4 PARTS RETURN PRIVILEGES. The Sellers shall assign to the Buyer at the Closing any net parts return privileges under the respective Manufacturers' parts return plans that may have accrued to the Sellers prior to the Closing (and any other special parts return authorizations which may have been granted to the Sellers by the respective Manufacturers).


                                           ARTICLE V

                     MISCELLANEOUS INVENTORIES; WORK IN PROGRESS; FIXTURES
                                         AND EQUIPMENT

        5.1 MISCELLANEOUS INVENTORIES. At the Closing, the Buyer shall purchase all useable gas, oil and grease, all undercoat material and body materials in unopened cans and such miscellaneous useable and saleable articles in unbroken lots (including boutique accessories and pro shop items) which (i) are on the respective Sellers' dealership premises, (ii) are owned by the respective Sellers on the Closing Date, and (iii) are identified in the Inventory taken by the Inventory Service on the Inventory Date (the foregoing being, collectively, "MISCELLANEOUS INVENTORIES"). The purchase price for the Miscellaneous Inventories shall be equal to the replacement cost of the Miscellaneous Inventories as determined by the Inventory Service and set forth on the Inventory (the sum of all prices of the Miscellaneous Inventories pursuant to the terms of this Section 5.1 shall be referred to herein as the "MISCELLANEOUS INVENTORIES PURCHASE PRICE").

        5.2 MISCELLANEOUS ITEMS NOT INCLUDED IN THE INVENTORY. The Buyer shall have no obligation to purchase any such miscellaneous inventory items that are not included in the Miscellaneous Inventories. The Sellers agree that any miscellaneous inventory items that are not included in the Miscellaneous Inventories and are not removed from the Real Property within the thirty (30) days after the Closing Date, shall become the property of the Buyer without the payment of any consideration in addition to the consideration otherwise provided herein.

        5.3 WORK IN PROGRESS. At the Closing, the Buyer shall buy at the Sellers' cost for parts and labor such shop labor and sublet repairs as the respective Sellers shall have caused to be performed on any repair orders which are in process at the close of business on the Closing Date for which there are adequate credit arrangements (the "WORK IN PROGRESS") (the sum of all costs of the Sellers for the Work in Progress pursuant to the terms of this Section 5.3 shall be referred to herein as the "WORK IN PROGRESS PURCHASE PRICE"). The Buyer shall complete such repair work and shall be entitled to the entire proceeds to be collected for such services.

        5.4 FIXTURES AND EQUIPMENT. At the Closing, the Buyer shall purchase all fixtures, machinery, equipment (including company owned vehicles, wreckers, service loaners and vans and special tools and shop equipment), furniture, signs and office equipment, and leasehold improvements (excluding those at the Buick facility) owned by the Sellers as of the Closing Date and used or held for use in connection with the Businesses, including the items listed on the Book Depreciation Schedule included as Schedule 5.4 attached hereto, which the Sellers' Agent shall deliver to the Buyer not later than five (5) days prior to the Closing (collectively referred to herein as the "FIXTURES AND EQUIPMENT"); provided, however, the Fixtures and Equipment shall not include leasehold improvements at the Buick facility. The purchase price for each item of Fixtures and Equipment shall equal the depreciated book value of such item, determined in accordance with GAAP (as defined in Section 11.3 hereof), and based upon
Schedule 5.4 (the sum of all prices assigned to the Fixtures and Equipment pursuant to the terms of this Section 5.4 shall be referred to herein as the "F&E PURCHASE PRICE").

        5.5 MISCELLANEOUS ASSETS. At the Closing, and without payment of any additional consideration, the Buyer shall acquire all of the Sellers' (i) unused shop repair orders, parts sales tickets, accounting forms, binders, office and shop supplies and such shop reference manuals, parts reference catalogs, non-accounting file copies for all sales of the Sellers for the three (3) years preceding the Closing Date, (ii) copies of new and used car sales records and specifically wholesale parts sales records, new and used parts sales records, and service sales records for the three (3) years preceding the Closing Date,
(iii) product sales training material and reference books on hand as of the Closing Date, (iv) customer and registration lists pertaining to the sale of motor vehicles, service files, repair orders, owner follow-up lists and similar records relating to the operation of the Businesses, (v) telephone numbers and listings used by the Sellers in connection with the Businesses, (vi) names and addresses of the Sellers' service customers and prospective purchasers, (vii) all lawfully transferrable licenses and permits of the Businesses, and (viii) the Sellers' rights to the trade names listed on Schedule 5.5 hereto or any similar variation thereof (such items being collectively the "MISCELLANEOUS ASSETS").

        5.6 CERTAIN RECORDS OF THE SELLER. The Sellers may retain all corporate records, financial records and correspondence which are not necessary for the continued operation of the Businesses by the Buyer, and all derivations and extensions thereof.

        5.7 WARRANTY OBLIGATIONS OF THE SELLER. The Buyer shall have no responsibility to perform any services required under any warranties issued by the Sellers on the vehicles sold by the Sellers on or prior to the Closing Date, unless authorized in writing by the respective Sellers accompanied by arrangements in writing satisfactory to the Buyer to assure the Buyer of payment for all work performed by the Buyer, and, if so authorized by a Seller, such Seller shall reimburse the Buyer for all of the Buyer's costs for parts and labor in connection therewith at established internal rates for parts and labor. At the Closing Date, the Sellers shall supply the Buyer with a list to which such warranties and guaranties are applicable, which list shall include the names of the purchasers, the make and year model of the vehicles purchased and the date of purchase. The Sellers shall also supply to the Buyer at or prior to the Closing Date an address for and a designation of the person or persons who will be responsible for authorizing Buyer to perform any services under any warranties issued by the Sellers on vehicles sold by them prior to the Closing Date. The respective Sellers shall reimburse the Buyer promptly upon demand for all sums due or payable by the respective Sellers to the Buyer hereunder.

        5.8 ACCOUNTS RECEIVABLE. The Sellers shall retain all accounts receivable of the Sellers as of the Closing Date and the Buyer shall retain all accounts receivable arising out of sales and/or services of the Businesses after the Closing Date. The Buyer shall have no responsibilities or obligations with respect to the documentation or collection of the Sellers' accounts receivable, except that the Buyer, on the Sellers' behalf, shall accept payment of the Sellers' accounts receivable arising out of the operation of the Businesses prior to the Closing Date, at no charge to the Sellers, for a period of six (6) months after the Closing, and the Buyer shall forward to the Sellers' Agent, or to such of the Sellers designated by him, from time to time during said period, all of the money so accepted on said accounts receivable.


                                          ARTICLE VI

                          REPRESENTATIONS AND WARRANTIES OF THE BUYER

        The Buyer represents and warrants to the Sellers as follows:

        6.1 ORGANIZATION; POWER AND AUTHORITY; AUTHORIZATION. The Buyer is a corporation duly organized and existing and in good standing under the laws of the State of Delaware, is duly qualified to do business and is in good standing in every jurisdiction in which the nature of its business makes such qualification necessary and has the corporate power to own its properties and to carry on its business as now being conducted. The Board of Directors of the Buyer has duly approved this Agreement, all other agreements, certificates and documents executed or to be executed by the Buyer in connection herewith, and the transactions contemplated hereby and thereby. The Buyer has full corporate power and authority to execute and deliver this Agreement and all other agreements, certificates and documents executed or to be executed by the Buyer in connection herewith, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. This Agreement, and all other agreements, certificates and documents executed or to be executed by the Buyer in connection herewith, constitute or, when executed and delivered, will constitute legal, valid and binding agreements of the Buyer enforceable against the Buyer in accordance with their respective terms.

        6.2 NON-VIOLATION; CONSENTS. Except as set forth on Schedule 6.2 attached hereto, the execution and delivery of this Agreement, the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof do not and will not: (a) conflict with or violate any of the provisions of the Buyer's restated certificate of incorporation or by-laws, each as amended, or any resolution of the Board of Directors or the stockholders of the Buyer; (b) violate any law, ordinance, rule or regulation or any judgment, order, writ, injunction or decree or similar command of any court, administrative or governmental agency or other body applicable to the Buyer; (c) violate or conflict with or result in a breach of, or constitute a default under, any material instrument, agreement or indenture or any mortgage, deed of trust or similar contract to which the Buyer is a party or by which the Buyer is bound or affected; or (d) require the consent, authorization or approval of, or notice to, or filing or registration with, any governmental body or authority, or any other third party.

        6.3 LITIGATION. There are no actions, suits or proceedings pending, or, to the knowledge of the Buyer, threatened against or affecting the Buyer which might adversely affect the power or authority of the Buyer to carry out the transactions to be performed by it hereunder.

        6.4 AUTHORIZATION OF PREFERRED STOCK. The issuance of the Preferred Stock, as well as the shares of Common Stock issuable upon conversion of the Preferred Stock, has been duly authorized by all necessary corporate action of the Buyer. Upon the issuance of the Preferred Stock pursuant to this Agreement, and upon the issuance of shares of Common Stockupon conversion of any of the Preferred Stock, such Preferred Stock and/or Common Stock, as the case may be, shall be validly issued, fully paid and non-assessable.

        6.5 CAPITALIZATION. The authorized capital stock of the Buyer consists of:

               (a) 3,000,000 shares of Preferred Stock, par value $0.10 per share, of which 300,000 shares are designated Class A Convertible Preferred Stock and are, in turn, divided into 100,000 shares of Series I (the "SERIES I PREFERRED STOCK"), 100,000 shares of Series II (the "SERIES

II PREFERRED STOCK") and 100,000 shares of Series III (the "SERIES III PREFERRED STOCK"); as of October 15, 1998, approximately 19,500 shares of Series I Preferred Stock are issued and outstanding and/or are committed to be issued by the Buyer, approximately 13,910 shares of Series II Preferred Stock are issued and outstanding and/or are committed to be issued by the Buyer, and approximately 31,248 shares of Series III Preferred Stock are issued and outstanding and/or are committed to be issued by the Buyer;

               (b) 50,000,000 shares of Class A Common Stock, par value $0.01 per share, of which 5,588,888 shares are issued and outstanding; and

               (c) 15,000,000 shares of Class B Common Stock, par value $0.01 per share, of which 6,200,000 shares are issued and outstanding.

All outstanding capital stock of the Buyer is duly authorized, validly issued, fully paid and non-assessable and has been issued in conformity with all applicable federal and state securities laws.

        6.6 DISCLOSURE MATERIALS. The Buyer has delivered to the Sellers' Agent copies of (i) the Prospectus dated November 10, 1997 (the "PROSPECTUS"), (ii) the Buyer's Annual Report on Form 10-K for the Fiscal Year ended December 31, 1997, (iii) the Buyer's Quarterly Reports on Form 10-Q for the three-month periods ended March 31, 1998, June 30, 1998 and September 30, 1998, and (iv) any Current Reports on Form 8-K, filed in 1998, each in the form (excluding exhibits) filed with the SEC (collectively, such Forms 10-K, 10-Q and 8-K being hereinafter referred to as its "REPORTS"). Neither the Prospectus nor any of the Reports contained, at the time of filing thereof with the SEC, any untrue statement of any material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

        6.7 MISSTATEMENTS AND OMISSIONS. No representation or warranty made by the Buyer in this Agreement, and no statement contained in any agreement, instrument, certificate or schedule furnished or to be furnished by the Buyer pursuant hereto, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make such representation or warranty or such statement not misleading. The representations and warranties of Buyer contained in the Real Property Purchase Agreement are true and correct.

        6.8 ORIGINAL ASSET PURCHASE AGREEMENT. The representations and warranties of the Buyer in the Original Asset Purchase Agreement were true and correct when made.

                                         ARTICLE VII

                        REPRESENTATIONS AND WARRANTIES OF THE SELLERS
                                     AND THE STOCKHOLDERS

        The Sellers and the Stockholders, jointly and severally, represent and warrant to the Buyer as follows:

        7.1 ORGANIZATION; POWER AND AUTHORITY; AUTHORIZATION. Each Seller (a) is a corporation duly organized and existing and in good standing under the laws of the State of Alabama, (b) is duly qualified to do business and is in good standing in every jurisdiction in which the nature of its business makes such qualification necessary, and (c) has the corporate power to own its properties and to carry on its business as now being conducted. Except as set forth on
Schedule 7.1 attached hereto, the Stockholders are the only persons or entities owning shares of the Sellers. The Board of Directors and the shareholders of each Seller have duly approved this Agreement, all other agreements, certificates and documents executed or to be executed by such Seller in connection herewith, and the transactions contemplated hereby and thereby. Each Seller has full corporate power and authority to execute and deliver this Agreement and all other agreements, certificates and documents executed or to be executed by such Seller in connection herewith, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. This Agreement, and all other agreements, certificates and documents executed or to be executed by each Seller in connection herewith, constitute or, when executed and delivered, will constitute legal, valid and binding agreements of such Seller enforceable against such Seller in accordance with their respective terms. This Agreement, and all other agreements, certificates and documents executed or to be executed by each Stockholder in connection herewith, constitute or, when executed and delivered, will constitute legal, valid and binding agreements of such Stockholder enforceable against such Stockholder in accordance with their respective terms.

        7.2 NO VIOLATION; CONSENTS. Except as set forth in Schedule 7.2 attached hereto, the execution and delivery of this Agreement, the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof do not and will not: (a) conflict with or violate any of the provisions of Sellers' articles of incorporation or by-laws, each as amended, or any resolution of the Board of Directors or the shareholders of the Sellers; (b) violate any law, ordinance, rule or regulation or any judgment, order, writ, injunction or decree or similar command of any court, administrative or governmental agency or other body applicable to any of the Sellers, the Assets, the Businesses or the Liabilities; (c) violate or conflict with or result in a breach of, or constitute a default under, or an event giving rise to a right of termination of, any Contract (as defined in Section 7.12), any material instrument, agreement or indenture or any mortgage, deed of trust or similar contract to which any Seller or any Stockholder is a party or by which any Seller, any Stockholder or any of the Assets are bound or affected; (d) result in the creation or imposition of any Encumbrance upon any of the Assets; or (e) require the consent, authorization or approval of, or notice to, or filing or registration with, any governmental body or authority, or any other third party.

        7.3 LITIGATION. There are no actions, suits or proceedings pending or, to the knowledge of the Sellers and the Stockholders, threatened against any Seller or Stockholder which might adversely affect the power or authority of any of them to carry out the transactions to be performed by such party hereunder. There are no actions, suits or proceedings pending, or, to the knowledge of the Sellers and the Stockholders, threatened, against or affecting any Seller, other than those disclosed on Schedule 7.3 attached hereto, and none of the actions, suits or proceedings described on Schedule 7.3, if determined adversely to any Seller, would have a material adverse effect on the business, assets or financial condition of such Seller.

        7.4 TITLE TO ASSETS; ENCUMBRANCES. Except as disclosed on Schedule 7.4 attached hereto, the Sellers have good title to the Assets, free and clear of all liens (including tax liens), encumbrances, actions, claims, payments or demands of any kind and character (collectively, "ENCUMBRANCES"), except Encumbrances for ad valorem personal property taxes not yet due and payable. All of the Assets to be transferred hereunder conform, as to condition and character, to the descriptions of such Assets contained herein and will be transferred at the Closing free and clear of all Encumbrances, except Encumbrances for ad valorem personal property taxes not yet due and payable. To the knowledge of the Sellers and the Stockholders, the ownership and use of the Assets, and the operation of the Businesses, do not infringe upon the intellectual property rights of any other person or entity.

        7.5 PERMITS AND APPROVALS. Except as disclosed on Schedule 7.5 attached hereto, there are no permits or approvals used or obtained for use by any of the Sellers which are required under applicable law in connection with the ownership or operation of the Businesses.

        7.6 TAXES. Each of the Sellers has filed all federal, state and local governmental tax returns required to be filed by it in accordance with the provisions of law pertaining thereto and has paid all taxes and assessments (including, without limitation of the foregoing, income, excise, unemployment, social security, occupation, franchise, property and import taxes, duties or charges and all penalties and interest in respect thereof) required by it to have been paid to date.

        7.7 EMPLOYEES. Schedule 7.7 attached hereto discloses, as of the date hereof, all of Sellers' employees, as well as each employee's compensation (including, separately, base pay and any incentive or commission pay), title, length of employment, employment contract, if any, and accrued vacation time. Except as disclosed on Schedule 7.7, none of the Sellers has any "employee benefit plan" ("EMPLOYEE BENEFIT PLAN") (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), including without limitation, any bonus, deferred compensation, pension, profit-sharing, stock option, employee stock purchase, secrecy agreement or covenant not to compete with any employee. None of the Sellers is a party to any collective bargaining agreement or other labor contract, and there has not been nor is there pending or, to the knowledge of the Sellers and the Stockholders, threatened any union organizational drive or application for certification of a collective bargaining agent. Each of the Sellers has been and is now in material compliance with the "COBRA" health care continuation coverage requirements of
Section 4980B of the Internal Revenue Code of 1986, as amended, and Sections 601-608 of ERISA and any applicable state health care continuation coverage requirements. None of the Sellers has made any promises or incurred any liability, pursuant to an Employee Benefit Plan or otherwise, to provide medical or other welfare benefits to retired or former employees of the Sellers (other than COBRA or state mandated continuation coverage, where applicable). Except as disclosed on Schedule 7.7, none of Sellers' employees or former employees has elected COBRA continuation coverage or has incurred a COBRA qualifying event since June 1, 1996.

        7.8 FINANCIAL STATEMENTS. The Sellers have delivered to the Buyer the financial statements of the Sellers described in Schedule 7.8 hereto (the "FINANCIAL STATEMENTS"). The Financial Statements have been prepared in accordance with GAAP consistently applied, except as specified in Schedule 7.8 hereto. The Financial Statements are in accordance with the books and records of the respective Sellers, which books and records are true, correct and complete in all material respects. The balance sheet of each Seller included in the Financial Statements fairly presents the financial condition of such Seller as of the date thereof, and the related statement of income of each Seller included in the Financial Statements fairly presents the results of the operations of such Seller and the changes in its financial position for the period indicated, all in accordance with GAAP consistently applied. Each of the Sellers has no outstanding material claims, liabilities, obligations or indebtedness of any nature, fixed or contingent, except as set forth in the Financial Statements or in the Schedules to this Agreement, and except for liabilities incurred in the ordinary course of business and of the kind and type reflected in the Financial Statements. To the knowledge of the Sellers and the Stockholders, the Financial Statements contain adequate reserves for all reasonably anticipated claims relating to matters with respect to which the Sellers are self-insured.

        7.9 BROKERS AND FINDERS. No Seller or Stockholder has engaged any broker or any other person or entity who would be entitled to any brokerage commission or finder's fee in respect of the execution of this Agreement and/or the consummation of the transactions contemplated hereby.

        7.10   COMPLIANCE WITH LAWS.

               (a) Except as set forth on Schedule 7.10(a) attached hereto, the Assets comply with, and the Business has been conducted in all material respects in compliance with, all laws, rules and regulations (including all worker safety and all Environmental Laws (as defined in the Real Property Purchase Agreements), rules and regulations), applicable zoning and other laws, ordinances, regulations and building codes, and no Seller or Stockholder has received any notice of any violation thereof which has not been adequately remedied. All Demonstrators have been operated in the ordinary course of business with dealer tags and have not had certificates of title issued with respect to them.

               (b) Except as set forth on Schedule 7.10(b) attached hereto, (i) no Seller has at any time generated, used, treated or stored Hazardous Materials on, or transported Hazardous Materials to or from, the Real Property or any property adjoining or adjacent to the Real Property and, to the knowledge of the Sellers and the Stockholders, no party other than the Sellers has taken such actions on or with respect to the Real Property, (ii) no Seller has at any time released or disposed of Hazardous Materials on the Real Property or any property adjoining or adjacent to the Real Property, and, to the knowledge of the Sellers and the Stockholders, no party other than the

Sellers has taken any such actions on the Real Property, (iii) the Sellers have at all times been in compliance with all Environmental Laws and the requirements of any permits issued under such Environmental Laws with respect to the Real Property, the Assets and the operation of the Businesses, except where failure to comply has not had and will not have, and could not reasonably be expected to have, a material adverse effect on the Assets or the Liabilities or the prospects, properties, earnings, results of operations or condition (financial or otherwise) of the Businesses, (iv) there are no past, pending or, to the knowledge of the Sellers and the Stockholders, threatened environmental claims against any Seller, the Real Property, the Assets or the Businesses, (v) to the knowledge of the Sellers and the Stockholders, there are no facts or circumstances, conditions or occurrences regarding the Sellers, the Real Property, the Assets or the Businesses that could reasonably be anticipated to form the basis of an environmental claim against any Seller, the Real Property, the Assets or the Businesses or to cause the Real Property, the Assets or any of the Businesses to be subject to any restrictions on its ownership, occupancy, use or transferability under any Environmental Law, (vi) there are not now and, to the knowledge of the Sellers and the Stockholders, never have been any underground storage tanks located on the Real Property, (vii) no Seller has transported or arranged for the transportation of any Hazardous Materials to any site other than the Real Property and (viii) none of the Sellers or the Stockholder has operated any Business at any location other than the Real Property. As used herein, the term "HAZARDOUS MATERIALS" means any waste, pollutant, chemical, hazardous substance, toxic substance, hazardous waste, special waste, solid waste petroleum or petroleum-derived substance or waste, or any constituent or decomposition product of any such pollutant, material, substance or waste, regulated under or as defined by any Environmental Law.

               (c) Neither the Sellers nor any stockholder, director, officer, agent or employee of the Sellers or, to the knowledge of the Sellers and the Stockholders, any other person or entity associated with or acting for or on behalf of the Sellers, has, directly or indirectly: made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any person or entity, regardless of form, whether in money, property or services:
(i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured or (iii) to obtain special concessions or for special concessions already obtained, for or in respect of any Seller.

        7.11 FIXTURES AND EQUIPMENT. The Fixtures and Equipment are in good condition, ordinary wear and tear excepted, and constitute all of the fixtures, machinery, equipment, furniture, signs and office equipment used or intended for use by the Sellers in the Businesses.

        7.12 CONTRACTS. Each of the Sellers has in all material respects performed all of its obligations required to be performed by it to the date hereof, and is not in default or alleged to be in default in any material respect, under any contract or lease to be assigned to the Buyer hereunder, including without limitation the contracts and leases set forth on Part I of
Schedule 2.4 (collectively, the "CONTRACTS"), and there exists no event, condition or occurrence which, after notice or lapse of time or both, would constitute such a default. To the knowledge of the Sellers and the Stockholders, no other party to any Contract is in default in any respect of any of its obligations thereunder. Each of the Contracts is valid and in full force and effect and enforceable against the applicable Seller in accordance with its terms, and, to the knowledge of the Sellers and the Stockholders, enforceable against the other parties thereto in accordance with their respective terms.

        7.13 ADEQUACY OF ASSETS. Except for the Sellers' cash and accounts receivable and Sellers' rights under their respective dealership agreements with the Manufacturers, the Assets, together with the Real Property and the contracts and leases set forth on Part I of Schedule 2.4 hereto, comprise all of the assets, properties and rights necessary for the Buyer to operate the Businesses substantially in the manner operated by the Sellers prior to the Closing.

        7.14 YEAR 2000. The Sellers have (i) initiated a review and assessment of all areas within their Businesses and operations (including those affected by the Manufacturer, suppliers, vendors and customers) that could be adversely affected by the "Year 2000 Problem" (that is, the risk that computer applications used by the Sellers may be unable to recognize and perform properly date- sensitive functions involving certain dates prior to and any date after December 31, 1999), (ii) developed a plan and time line as described on Schedule
7.14 for addressing the Year 2000 Problem on a timely basis, and (iii) to date, implemented that plan and timetable, except as set forth in said Schedule 7.14.

        7.15 MISSTATEMENTS AND OMISSIONS. No representation or warranty made by the Sellers or the Stockholders in this Agreement, and no statement contained in any agreement, instrument, certificate or schedule furnished or to be furnished by any Seller or any Stockholder pursuant hereto, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make such representation or warranty or such statement not misleading. The representations and warranties of the Owners contained in the Real Property Purchase Agreements are true and correct.

        7.16 ORIGINAL ASSET PURCHASE AGREEMENT. the representations and warranties of the Sellers and the Stockholders in the Original Asset Purchase Agreement were true and correct when made.


                                         ARTICLE VIII

                        CONDITIONS PRECEDENT TO THE BUYER'S OBLIGATIONS

        The obligations of the Buyer to perform this Agreement at the Closing are subject to the following conditions precedent which shall be fully satisfied at or before the Closing, unless waived in writing by the Buyer:

        8.1 REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of the Sellers and the Stockholders herein contained shall be true and correct in all material respects on and as of the Closing Date as if made on and as of the Closing Date, and the Buyer shall have received a certificate from a duly authorized officer of each of the Sellers and from each of the Stockholders, dated the Closing Date, to such effect.

        8.2 COMPLIANCE WITH AGREEMENTS. Each of the agreements or obligations required by this Agreement to be performed or complied with by the Sellers or the Stockholders at or before the Closing shall have been duly performed or complied with, and the Buyer shall have received a certificate from a duly authorized officer of each of the Sellers and from each of the Stockholders, dated the Closing Date, to such effect.

        8.3 NO LITIGATION. No action, suit or proceeding shall have been instituted by a governmental agency or any other third party (a) to prohibit or restrain the sale contemplated by this Agreement or otherwise challenge the power and authority of the parties to enter into this Agreement or to carry out their obligations hereunder or the legality or validity of the sale contemplated by this Agreement, or (b) which would have a materially adverse effect on the conduct of an automobile dealership business by the Buyer at any of the Real Property.

        8.4 INVENTORY. The Inventory and Used Vehicle valuations shall have been completed to the reasonable satisfaction of the Buyer.

        8.5 CORPORATE ORGANIZATION; ENCUMBRANCES. The Sellers shall have furnished to the Buyer (a) evidence to the reasonable satisfaction of the Buyer and its counsel with respect to the corporate organization and existence of the Sellers, and (b) UCC-11 search reports or other evidence reasonably satisfactory to the Buyer and its counsel that the Assets are free and clear of all Encumbrances.

        8.6 BOARD RESOLUTIONS. Each of the Sellers shall have furnished to the Buyer a copy of the resolutions duly adopted by such Seller's Board of Directors and stockholder authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, certified by an authorized officer of such Seller as of the Closing Date.

        8.7 NO DAMAGE. As of the Closing Date, there shall not have been any fire, accident or other casualty or any labor disturbance, civil commotion, riot, act of God or the public enemy, or any change in the Businesses or the Assets or which would have a material adverse effect on the conduct of an automobile dealership business using the Assets at any of the Real Property or which would interfere with the use by the Buyer of such Assets in connection with the conduct of an automobile dealership business at any of the Real Property.

        8.8 MOTOR VEHICLE LICENSES. The Buyer shall have been licensed as a Motor Vehicle Dealer under applicable Alabama motor vehicle dealer registration laws and shall have obtained all other authorizations, consents, licenses and permits from applicable governmental agencies having or asserting jurisdiction, which the Buyer deems necessary or appropriate to conduct business as an automobile dealer at the Real Property.

        8.9 CONSENT AND APPROVALS. The Sellers shall have obtained all other authorizations, consents and approvals from third persons and entities as are
(a) required to assign those contracts and leases that the Buyer is to assume at the Closing, including, without limitation, all leases of the Real Property which is not being sold pursuant to the Real Property Purchase Agreements, or

(b) otherwise required to consummate the transactions contemplated by this Agreement.

        8.10 CERTIFICATES OF ORIGIN, ETC. The Sellers shall have transferred to the Buyer certificates of title or origin for all New Vehicles, Demonstrators and Used Vehicles, and all of their respective registration lists, owner follow-up lists and service files on hand as of the Closing Date with respect to the Businesses.

        8.11 TERMINATION OF SELLERS' AGREEMENTS WITH MANUFACTURERS. The Sellers shall have terminated in writing the Sellers' respective Sales and Service Agreements with the Manufacturers.

        8.12 BILLS OF SALE, ETC. The Sellers and the Stockholders shall have executed, as appropriate, and delivered to the Buyer the Bills of Sale, other documents of transfer of title contemplated hereby and any and all other documents necessary or desirable in connection with the transfer of the Assets, which documents shall warrant title to the Buyer consistent with this Agreement and shall in all respects be in such form as may be reasonably required by the Buyer and its counsel.

        8.13 MANUFACTURER APPROVAL. Each of the Manufacturers shall have approved the Buyer or the Buyer's affiliate as an authorized dealer at each parcel of the Real Property and O. Bruton Smith or O. Bruton Smith's designee, as the authorized Dealer Operator, and the respective Manufacturers shall have executed Dealer Agreements on terms reasonably satisfactory to the Buyer.

        8.14 OTHER BASIC AGREEMENTS. All conditions to Buyer's obligations under the Other Basic Agreements shall have been satisfied or fulfilled unless waived in writing by the Buyer hereunder.

        8.15 OPINION OF COUNSEL. The Buyer shall have received an opinion of Williams & Ledbetter counsel to the Sellers and the Stockholders, dated the Closing Date, in form and substance reasonably satisfactory to the Buyer and its counsel.

        8.16 NON-COMPETITION AGREEMENT AND EMPLOYMENT AGREEMENTS. The Buyer shall have received the Non-Competition Agreement and the Employment Agreements, duly executed by the relevant parties thereto.

        8.17 CHANGE OF NAMES. The Sellers shall have delivered to the Buyer all documents, including, without limitation, resolutions of the respective Board of Directors and the shareholders of each of the Sellers, necessary to effect a change of names of each of the Sellers after the Closing to names other than the corporate names and the trade names referred to in Section 5.5 hereof or any variation thereof.

        8.18 NO MATERIAL ADVERSE CHANGE. There shall have been no material adverse change or development in the business, prospects, properties, earnings, results of operations or financial condition of any of the Sellers or any of the Assets or the Liabilities.

        8.19 FORMS SATISFACTORY. The form of all instruments, certificates and documents to be executed and delivered by the Sellers to the Buyers pursuant to this Agreement and all legal matters in respect of the transactions as herein contemplated shall be reasonably satisfactory to the Buyer and its counsel, none of whose approval shall be unreasonably withheld or delayed.

        8.20 HSR ACT. All applicable waiting periods under the HSR Act (as defined in Section 10.13 hereof) shall have expired without any indication by the Antitrust Division or the FTC (each as defined in Section 10.13 hereof) that either of them intends to challenge the transactions contemplated hereby or, if any such challenge or investigation is made or commenced, the conclusion of such challenge or investigation permits the transactions contemplated hereby in all material respects.

        8.21 AUDITED FINANCIAL STATEMENTS OF BUYER. The Buyer shall have completed preparation of such audited financial statements o the Sellers as may be required by applicable regulations of the Securities and Exchange Commission.


                                          ARTICLE IX

                       CONDITIONS PRECEDENT TO THE SELLERS' OBLIGATIONS

        The obligations of the Sellers to perform this Agreement at the Closing are subject to the following conditions precedent which shall be fully satisfied on or before the Closing, unless waived in writing by the Sellers' Agent:

        9.1 REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of the Buyer herein contained shall be true and correct in all material respects on and as of the Closing Date as if made on and as of the Closing Date, and the Sellers shall have received a certificate from the President or a Vice President of the Buyer, dated the Closing Date, to such effect.

        9.2 COMPLIANCE WITH AGREEMENTS. Each of the agreements or obligations required by this Agreement to be performed or complied with by the Buyer at or before the Closing shall have been duly performed or complied with, and the Sellers shall have received a certificate from the President or a Vice President of the Buyer, dated the Closing Date, to such effect.

        9.3 NO LITIGATION. No action, suit or proceeding shall have been instituted by a governmental agency or any third party to prohibit or restrain the sale contemplated by this Agreement or otherwise challenge the power and authority of the parties to enter into this Agreement or to carry out their obligations hereunder or the legality or validity of the sale contemplated by this Agreement.

        9.4 INVENTORY. The Inventory and Used Vehicle valuations shall have been completed to the reasonable satisfaction of the Sellers' Agent.

        9.5 CORPORATE ORGANIZATION; BOARD RESOLUTIONS. The Buyer shall have furnished the Sellers and the Stockholder with (a) evidence to the reasonable satisfaction of the Sellers' Agent and its counsel with respect to the corporate organization and existence and (b) a copy of the resolutions duly adopted by the Board of Directors of the Buyer authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, certified by an officer of the Buyer as of the Closing Date.

        9.6 INITIAL PURCHASE PRICE. The Buyer shall have tendered to the Sellers the cash portion of the Initial Purchase Price and the Stock Component and shall have duly executed and delivered to the respective Sellers the Assumption Agreements.

        9.7 OTHER BASIC AGREEMENTS. All conditions to the obligations of the parties under the Other Basic Agreements, other than the Buyer or it assignees, shall have been satisfied or fulfilled, unless waived in writing by the Sellers' Agent.

        9.8 OPINION OF COUNSEL. The Sellers shall have received an opinion of Parker, Poe, Adams & Bernstein L.L.P., counsel to the Buyer, dated the Closing Date, in form and substance reasonably satisfactory to the Sellers and their counsel.

        9.9 FORMS SATISFACTORY. The form of all certificates, instruments and documents to be executed and/or delivered by the Buyer to the Sellers pursuant to this Agreement and all legal matters in respect of the transactions as herein contemplated shall be reasonably satisfactory to the Sellers and its counsel, none of whose approval shall be unreasonably withheld or delayed.

        9.10 EMPLOYMENT AGREEMENTS. The Sellers' Agent shall have received the Employment Agreement with Thomas P. Williams, Sr., duly executed by the Buyer, and the Buyer shall have offered employment to each of Thomas P. Williams, Jr. and Charles Clark Williams pursuant to the Employment Agreements in the form of Exhibits D-2 and D-3, respectively, hereto.

        9.11 HSR ACT. All applicable waiting periods under the HSR Act shall have expired without any indication by the Antitrust Division or the FTC that either of them intends to challenge the transactions contemplated hereby, or, if any such challenge or investigation is made or commenced, the conclusion of such challenge or investigation permits the transactions contemplated hereby in all material respects.


                                           ARTICLE X

                                   COVENANTS AND AGREEMENTS

        10.1 FURTHER ASSURANCES. Each of the Sellers agrees that it will, at any time and from time to time, after the Closing, upon request of the Buyer, do, execute, acknowledge and deliver all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably required to convey and transfer to and vest in the Buyer and protect its rights, title and interest in and enjoyment of all the Assets.

        10.2 SATISFACTION OF CLOSING CONDITIONS. The parties hereto shall use their reasonable best efforts to obtain, and to cooperate with each other in obtaining, all authorizations, approvals, licenses, permits and other consents contemplated by Articles VIII and IX.

        10.3 OPERATION OF THE BUSINESSES. During the period from the date of this Agreement through the Closing Date, the Sellers will conduct the operation of their respective Businesses in the ordinary course and in accordance with past practices.

        10.4 ACCESS. From the date hereof until the Closing, each of the Sellers shall afford to the Buyer, its attorneys, accountants and such other representatives of the Buyer as the Buyer shall designate to such Seller, free and full access at all reasonable times, and upon reasonable prior notice, to the Assets and the properties, books and records of such Seller, and to interview personnel, suppliers and customers of such Seller, in order that the Buyer may have full opportunity to make such due diligence investigation as it shall reasonably desire of the Assets and the Businesses.

        10.5 ENVIRONMENTAL AUDIT. In connection with the Buyer's due diligence investigation, the Sellers shall allow an environmental consulting firm selected by the Buyer (the "ENVIRONMENTAL AUDITOR") to have prompt access to the Real Property in order to conduct an environmental investigation, satisfactory to the Buyer in scope (such scope being sufficient to result in a Phase I environmental audit report and a Phase II environmental audit report, if desired by the Buyer), of, and to prepare a report with respect to, the Real Property (the "ENVIRONMENTAL AUDIT"). Each of the Sellers shall provide to the Environmental
Auditor: (i) reasonable access to all of its existing records concerning the matters which are the subject of the Environmental Audit; and (ii) reasonable access to the employees of such Seller and the last known addresses of former employees of such Seller who are most familiar with the matters which are the subject of the Environmental Audit (such Seller agreeing to use reasonable efforts to have such former employees respond to any reasonable requests or inquiries by the Environmental Auditor). The Sellers shall otherwise cooperate with the Environmental Auditor in connection with the Environmental Audit. The Buyer, on the one hand, and the Sellers, on the other hand, shall each bear 50% of the costs, fees and expenses in connection with the Environmental Audit. To the extent that the Environmental Auditor shall conduct a Phase II environmental audit, the Buyer's selection of the Environmental Auditor must be reasonably acceptable to the Sellers.

        10.6 INDEMNIFICATION BY SELLERS AND STOCKHOLDERS. All representations and warranties of the Sellers and the Stockholders contained herein, or in any agreement, certificate or document executed by the respective Sellers and the Stockholders in connection herewith, shall survive the Closing. All information contained in any Schedule furnished hereunder by the Sellers or the Sellers' Agent shall be deemed a representation and warranty by the Sellers and the Stockholders made in this Agreement as to the accuracy of such information. The Sellers and the Stockholders, jointly and severally, agree to indemnify and hold harmless the Buyer and its stockholders, officers, directors, employees and agents, and their respective successors and assignees, from and against any and all losses, liabilities, obligations, assessments, suits, actions, proceedings, claims or demands, including costs, expenses and fees (including reasonable attorneys' fees and expert witness fees) incurred in connection therewith, suffered by any of them or asserted against any of them or the Assets, arising out of or based upon (a) the failure of any representation or warranty of the Sellers and the Stockholders contained herein, or in any agreement, certificate or document executed by any Seller or Stockholder in connection herewith, to be true and correct, (b) the breach of any covenant or agreement of any Seller or Stockholder contained in this Agreement or in any agreement, instrument or document executed by any Seller or Stockholder in connection herewith, (c) the Retained Liabilities or any liability or obligation of any Stockholder not expressly assumed by the Buyer pursuant to this Agreement, or (d) any arrangements or agreements made or alleged to have been made by the Sellers or the Stockholders with any broker, finder or other agent in connection with the transactions contemplated hereby.

        10.7 INDEMNIFICATION BY BUYER. All representations and warranties of the Buyer contained herein or in any agreement, certificate or document executed by the Buyer in connection herewith, shall survive the Closing. All information contained in any Schedule furnished hereunder by the Buyer shall be deemed a representation and warranty by the Buyer made in this Agreement as to the accuracy of such information. The Buyer agrees to indemnify and hold harmless each of the Sellers and its stockholders, officers, directors, employees and agents, and their respective successors and assignees, from and against any and all losses, liabilities, obligations, assessments, suits, actions, proceedings, claims or demands, including costs, expenses and fees (including reasonable attorneys' fees and expert witness fees) incurred in connection therewith, suffered by any of them, or asserted against any of them, arising out of or based upon (a) the failure of any representation or warranty of the Buyer contained herein, or in any agreement, certificate or document executed by the Buyer in connection herewith, to be true and correct, (b) the breach of any covenant or agreement of the Buyer contained in this Agreement or in any agreement, instrument or document executed by the Buyer in connection herewith, or (c) any arrangements or agreements made or alleged to have been made by the Buyer with any broker, finder or other agent in connection with the transactions contemplated hereby.

        10.8 CERTAIN TAXES. Personal property, use and intangible taxes and assessments with respect to the Assets shall be prorated on a per diem basis and apportioned between the Sellers and the Buyer as of the date of the Closing. The Sellers shall be liable for that portion of such taxes and assessments relating to, or arising in respect of, periods on or prior to the Closing Date, and the Buyer shall be liable for that portion of such taxes and assessments relating to, or arising in respect of, any period after the Closing Date. Any taxes attributable to the sale or transfer of the Assets to the Buyer hereunder shall be paid by the Sellers.

        10.9 NO PUBLICITY. Except as may be required by law or the rules of the New York Stock Exchange or as necessary in connection with the transactions contemplated hereby, no party hereto shall (a) make any press release or other public announcement relating to this Agreement or the transactions contemplated hereby, without the prior approval of the other parties hereto or (b) otherwise disclose the existence and nature of negotiations regarding the transactions contemplated hereby to any person or entity other than such party's accountants, attorneys, agents and representatives, all of whom shall be subject to this nondisclosure obligation as agents of such party. The parties shall cooperate with each other in the preparation and dissemination of any public announcements of the transactions contemplated by this Agreement.

        10.10 NO NEGOTIATIONS OR DISCUSSIONS. None of the Sellers or the Stockholders shall pursue, initiate, encourage or engage in, any negotiations or discussions with, or provide any information to, any person or entity (other than the Buyer and its representatives and affiliates) regarding the sale or possible sale to any such person or entity of any of the Assets or capital stock of any of the Sellers or any merger or consolidation or similar transaction involving any of the Sellers.

        10.11 MANUFACTURERS. The Sellers shall promptly notify the Manufacturers regarding the transactions contemplated by this Agreement. The Buyer shall promptly apply to the Manufacturers for, or cause an affiliate of the Buyer to apply to the Manufacturers for, the issuance of franchises to operate the respective automobile dealerships upon the Real Property. Effective as of the Closing, each of the Sellers shall terminate its Dealer Sales and Service Agreements with the Manufacturers. The Sellers shall fully cooperate with the Buyer, and take all reasonable steps to assist the Buyer, in the Buyer's efforts to obtain its own similar Dealer Sales and Service Agreements with the Manufacturers. The parties acknowledge that the Buyer's Dealer Agreements are subject to the approval of the Manufacturers and that the Buyer would be unable to obtain its own, similar Dealer Sales and Service Agreement absent the Sellers' termination of their respective agreements with the Manufacturers.

        10.12 SELLERS' EMPLOYEES. The Buyer shall have the right, but not the obligation, to employ any or all of the Sellers' employees. If permitted by law and applicable regulations, each Seller shall, in consideration for the sale of substantially all of such Sellers' assets in bulk, assign and transfer to the Buyer, without additional charge therefor, the amount of reserve in such Seller's State Unemployment Compensation Fund with respect to the Businesses and the corresponding experience rate.

        10.13 HSR ACT COMPLIANCE. Subject to the determination by the Buyer that any of the following actions is not required, the Sellers and the Buyer shall promptly prepare and file Notification and Report Forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT") with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "ANTITRUST DIVISION") and respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division for additional information or documentation.

        10.14 BUYER'S FINANCIAL STATEMENTS. The Sellers shall allow, cooperate with and assist the Buyer's accountants, and shall instruct the Sellers' accountants to cooperate, in the preparation of audited financial statements of the Sellers as necessary for any required filings by the Buyer with the Securities and Exchange Commission or with the Buyer's lenders; provided, however, that the expense of such audit shall be borne by the Buyer.

        10.15  TERMINATION.

               (a) Notwithstanding any other provision herein contained to the contrary, this Agreement may be terminated at any time prior to the Closing
Date:

                      (i)    By written consent of the Buyer and the Sellers'
Agent;

                      (ii) By the Buyer prior to the Closing Date Deadline (as the same may have been extended pursuant to Article I hereof) in the event of any breach by the Sellers or the Stockholders of any of their respective material representations, warranties, covenants or agreements contained herein;

                      (iii) By the Seller's Agent prior to the Closing Date Deadline (as the same may have been extended pursuant to Article I hereof) in the event of any breach by the Buyer of any of its material representations, warranties, covenants or agreements contained herein;

                      (iv) At any time after the Closing Date Deadline (as the same may have been extended pursuant to Article I hereof), by written notice by the Buyer or the Sellers' Agent to the other party(ies) hereto if the Closing shall not have been completed on or before the Closing Date Deadline (as the same may have been extended pursuant to Article I hereof);

                      (v) By the Buyer if, after any initial HSR Act filing, the FTC makes a "second request" for information, or the FTC or the Antitrust Division challenges the transactions contemplated hereby; provided that the Buyer delivers a written notice to the Sellers of its termination hereunder within 30 days of the Buyer's receipt of such second request or of notice of such challenge;

                      (vi) By the Buyer not later than thirty (30) days after all due diligence materials described on Schedule 10.15 have been furnished to the Buyer by the Sellers, if the Buyer is not satisfied, in its sole discretion, with the results of the Buyer's due diligence investigation;

                      (vii) Subject to the last paragraph of this Section 10.15(a), by the Buyer, by written notice to the Sellers' Agent, in the event that approval by any applicable automobile manufacturer or distributor of the transactions contemplated by this Agreement is not received prior to the Closing Date Deadline (as the same may have been extended pursuant to Article I hereof); or

                      (viii) Subject to the last paragraph of this Section 10.15(a), by the Buyer, by written notice to the Sellers' Agent, in the event that any Manufacturer shall exercise any right of first refusal, preemptive right or other similar right, with respect to any of the Assets;

provided, however, no party may terminate this Agreement pursuant to clauses
(ii), (iii) or (iv) above if such party is in breach of any material representation, warranty, covenant or agreement of such party contained in this Agreement.

        Notwithstanding the provisions of Subsections 10.15(a)(vii) and (viii) above, the Buyer may elect to terminate this Agreement only as to the Assets with respect to the dealership franchise from the Manufacturer referred to in such Subsection; in such event, the Business and Intangible Assets Purchase Price shall be reduced by the applicable amount opposite the name of the applicable Seller on Schedule 2.2 hereto and the other components of the Purchase Price shall be appropriately reduced.

               (b) In the event of termination of this Agreement pursuant to
Section 10.15(a), this Agreement shall be of no further force or effect; provided, however, that any termination pursuant to Section 10.15(a) shall not relieve (a) the Buyer of any liability under Section 10.15(c) below, (b) the Sellers of any liability under Section 2.5 above or Section 10.15(d) below, or
(c) subject to Section 10.15(e) below, any party hereto of any liability for breach of any representation and warranty, covenant or agreement hereunder occurring prior to such termination. In addition, in the event of any such termination, all filings, applications and other submissions made pursuant to this Agreement or prior to the execution of this Agreement in contemplation thereof shall, to the extent practicable, be withdrawn from the agency or other entity to which made.

               (c) If this Agreement is terminated by the Sellers' Agent pursuant to Section 10.15(a)(iv) above and the failure to complete the Closing on or before the Closing Date Deadline shall have been due to the Buyer's breach of its material representations and warranties or its material covenants or agreements under this Agreement, then the Buyer shall, within ten (10) days after receipt of demand of the Sellers, promptly pay to the Sellers in immediately available funds, as liquidated damages for the loss of the transaction, a termination fee of $1,000,000 (the "BUYER'S TERMINATION FEE").

               (d) If this Agreement is terminated by the Buyer pursuant to
Section 10.15(a)(iv) above and the failure to complete the Closing on or before the Closing Date Deadline shall have been due to the Sellers' breach of any of their material representations and warranties or any of their material covenants or agreements under this Agreement, then the Sellers, jointly and severally, shall, within ten (10) days after receipt of demand of the Buyer, promptly pay to the Buyer in immediately available funds, as liquidated damages for the loss of the transaction, a termination fee of $1,000,000 (the "SELLERS' TERMINATION FEE").

               (e) In the case of termination of this Agreement pursuant to
Section 10.15(a)(iv) hereof, the rights of the terminating party to be paid the Sellers' Termination Fee or the Buyer's Termination Fee, as the case may be, shall be the respective parties' sole and exclusive remedies for damages; in the event of such termination by either party, such party shall have no right to equitable relief for any breach or alleged breach of this Agreement, other than for specific performance for the payment of the Sellers' Termination Fee or the Buyer's Termination Fee, as the case may be. Nothing contained in this Agreement shall prevent any party from electing not to exercise any right it may have to terminate this Agreement and, instead, seeking any equitable relief (including specific performance) to which it would otherwise be entitled in the event of breach by any other party hereto.


                                          ARTICLE XI

                                         MISCELLANEOUS

        11.1 ASSIGNMENT. Except as provided in this Section, this Agreement shall not be assignable by any party hereto without the prior written consent of the other parties. The Buyer may assign this Agreement, without the consent of the other parties hereto, to a corporation, partnership or limited liability company controlled by the Buyer, including a corporation, partnership or limited liability company to be formed at any time prior to the Closing Date, and to any person or entity who shall acquire all or substantially all of the assets of the Buyer or of such corporation, partnership or limited liabilities company controlled by the Buyer (including any such acquisition by merger or consolidation); provided said assignment shall be in writing and the assignee shall assume all obligations of the Buyer hereunder, whereupon the assignee shall be substituted in lieu of the Buyer named herein for all purposes, provided, however, that the Buyer originally named herein shall continue to be liable with respect to its obligations hereunder. The Buyer may assign this Agreement, without the consent of the other parties hereto, as collateral security, and the other parties hereto agree to execute and deliver any acknowledgment of such assignment by the Buyer as may be required by any lender to the Buyer.

        11.2 GOVERNING LAW. The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of the State of North Carolina.

        11.3 ACCOUNTING MATTERS. All accounting matters required or contemplated by this Agreement shall be in accordance with generally accepted accounting principles ("GAAP").

        11.4 FEES AND EXPENSES. Except as otherwise specifically provided in this Agreement, each of the parties hereto shall be responsible for the payment of such party's fees, costs and expenses incurred in connection with the negotiation and consummation of the transactions contemplated hereby.

        11.5 AMENDMENT; MERGER CLAUSE. This Agreement, including the schedules and other documents referred to herein which form a part hereof, contains the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement may not be amended except by a writing executed by all of the parties hereto. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

        11.6 WAIVER. To the extent permitted by applicable law, no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party. Any waiver by a party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision of this Agreement. Neither the failure nor any delay by any party hereto in exercising any right or power under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right or power, and no single or partial exercise of any such right or power will preclude any other or further exercise of such right or power or the exercise of any other right or power.

        11.7 NOTICES. All notices, claims, certificates, requests, demands and other communications hereunder shall be given in writing and shall be delivered personally or sent by facsimile or by a nationally recognized overnight courier, postage prepaid, and shall be deemed to have been duly given when so delivered personally or by confirmed facsimile or one (1) business day after the date of deposit with such nationally recognized overnight courier. All such notices, claims, certificates, requests, demands and other communications shall be addressed to the respective parties at the addresses set forth below or to such other address as the person to whom notice is to be given may have furnished to the others in writing in accordance herewith.

                             If to the Buyer, to:

                             Sonic Automotive, Inc.
                             5401 E. Independence Boulevard
                             Charlotte, North Carolina 28212
                             Telecopy No.:  (704) 563-5116
                             Attention: Theodore M. Wright, Chief Financial
                                        Officer

                             With a copy to:

                             Parker, Poe, Adams & Bernstein L.L.P.
                             2500 Charlotte Plaza
                             Charlotte, North Carolina 28244
                             Telecopy No.:  (704) 334-4706
                             Attention:  Edward W. Wellman, Jr.

                   If to the Sellers or the Stockholders, to:

                             Mr. Thomas P. Williams, Sr.
                             Tom Williams Automotive Group
                             P.O. Box 2643
                             Birmingham, Alabama 35202-2643

                             With a copy to:

                             Williams & Ledbetter
                             2140 Eleventh Avenue South, Suite 410
                             The Park Building
                             Birmingham, Alabama 35205
                             Attn: C. Crawford Williams, Jr., Esq.

        11.8 COUNTERPARTS. This Agreement may be executed in any number of counterparts.

Each such counterpart hereof shall be deemed to be an original instrument, and all such counterparts together shall constitute but one agreement.

        11.9 SELLERS' KNOWLEDGE. Whenever any representation or warranty of the Sellers or the Stockholders contained herein or in any other document executed and delivered in connection herewith is based upon the knowledge of the Sellers or the Stockholders, (a) such knowledge shall be deemed to include (i) the best actual knowledge, information and belief of any of the Sellers or the Stockholders, and (ii) any information which any Stockholder would reasonably be expected to be aware of in the prudent discharge of his or her duties in the ordinary course of business (including consultation with legal counsel) on behalf of any Seller, and (ii) the knowledge of any Seller or Stockholder shall be deemed to be the knowledge of all of the Sellers and the Stockholders.

        11.10  ARBITRATION.

               (a) Any dispute, claim or controversy arising out of or relating to this Agreement or the interpretation or breach hereof shall be resolved by binding arbitration under the commercial arbitration rules of the American Arbitration Association (the "AAA RULES") to the extent such AAA Rules are not inconsistent with this Agreement. Judgment upon the award of the arbitrators may be entered in any court having jurisdiction thereof or such court may be asked to judicially confirm the award and order its enforcement, as the case may be. The demand for arbitration shall be made by any party hereto within a reasonable time after the claim, dispute or other matter in question has arisen, and in any event shall not be made after the date when institution of legal proceedings, based on such claim, dispute or other matter in question, would be barred by the applicable statute of limitations. The arbitration panel shall consist of three
(3) arbitrators, one of whom shall be appointed by each of the Buyer and the Sellers within thirty (30) days after any request for arbitration hereunder. The two arbitrators thus appointed shall choose the third arbitrator within thirty
(30) days after their appointment; provided, however, that if the two arbitrators are unable to agree on the appointment of the third arbitrator within 30 days after their appointment, either arbitrator may petition the American Arbitration Association to make the appointment. The place of arbitration shall be Atlanta, Georgia. The arbitrators shall be instructed to render their decision within sixty (60) days after their selection and to allocate all costs and expenses of such arbitration (including legal and accounting fees and expenses of the respective parties) to the parties in the proportions that reflect their relative success on the merits (including the successful assertion of any defenses).

               (b) Nothing contained in this Section 11.10 shall prevent any party hereto from seeking any equitable relief to which it would otherwise be entitled from a court of competent jurisdiction.

        11.11 SUCCESSORS AND ASSIGNS; NO THIRD PARTY BENEFICIARIES. Subject to
Section 11.1 hereof, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon or give to any employee of the Sellers, or any other person, firm, corporation or legal entity, other than the parties hereto and their successors and permitted assigns, any rights, remedies or other benefits under or by reason of this Agreement.

        11.12 HEADINGS. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        11.13 SEVERABILITY. In the event that any provision, or part thereof, of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions, or parts thereof, shall not in any way be affected or impaired thereby.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day, month and year first above written.

THE BUYER:                                  SONIC AUTOMOTIVE, INC.


                                            By: /s/ O. Bruton Smith
                                                --------------------------------
                                                Name: O. Bruton Smith
                                                Title: Chief Executive Officer


THE SELLERS:                                TOM WILLIAMS BUICK, INC.


                                            By: /s/ Thomas P. Williams
                                                --------------------------------
                                               Name: Thomas P. Williams, Sr.
                                               Title: President


                                            WILLIAMS CADILLAC, INC.


                                            By: /s/ Thomas P. Williams
                                                --------------------------------
                                               Name: Thomas P. Williams, Sr.
                                               Title: President


                                            TOM WILLIAMS MOTORS, INC.


                                            By: /s/ Thomas P. Williams
                                                --------------------------------
                                               Name: Thomas P. Williams, Sr.
                                               Title: President


                                            TOM WILLIAMS AUTO, INC.


                                            By: /s/ Thomas P. Williams
                                                --------------------------------
                                               Name: Thomas P. Williams, Sr.
                                               Title: President

THE SHAREHOLDERS:                           /s/ Thomas P. Williams   (SEAL)
                                            -----------------------
                                            Thomas P. Williams, Sr.


                                            /s/ Thomas P. Williams, Jr. (SEAL)
                                            ---------------------------
                                            Thomas P. Williams, Jr.


                                            /s/ Charles Clark Williams (SEAL)
                                            --------------------------
                                            Charles Clark Williams